Exhibit 10(a)3

SOUTHERN COMPANY
EXECUTIVE CHANGE IN
CONTROL SEVERANCE PLAN

AMENDED AND RESTATED

SOUTHERN COMPANY
EXECUTIVE CHANGE IN
CONTROL SEVERANCE PLAN
AMENDED AND RESTATED
ARTICLE I- PURPOSE AND ADOPTION OF PLAN
1.1Adoption of Plan. Southern Company Services, Inc. hereby adopts this Amended and Restated Southern Company Executive Change in Control Severance Plan effective as of the date of execution. The Plan was originally effective December 7, 1998. It was amended by a First Amendment also effective December 7, 1998, subsequently amended and restated effective July 10, 2000, May 9, 2002, May 1, 2003, January 1, 2007 and December 31, 2008, and amended effective January 1, 2010. The Plan is an unfunded “top hat” plan designed to provide certain severance benefits to a select group of management or highly compensated employees, to be paid solely from the general assets of the respective Employers.
1.2Purpose. The Plan is primarily designed to provide benefits to certain key employees of the Employers, whose employment is terminated subsequent to a change in control of Southern or their respective Participating Subsidiary.
ARTICLE II - DEFINITIONS
2.1“280G Regulations” shall have the meaning set forth in Section 3.8 hereof.
2.2“Acquiring Company” shall have the meaning set forth in Section 2.26 hereof.
2.3“Administrator” shall mean the Compensation Committee or any other committee consisting of members of the Southern Board and/or officers of Southern as may be designated by the Compensation Committee from time to time.
2.4“Annual Compensation” shall mean the sum of a Participant’s Base Salary plus the Participant’s Severance Bonus Amount.
2.5“Average Actual Payout Percentage” shall mean the average of the Short Term Bonus Plan payout percentages, as determined by the Compensation Committee (but excluding any individual performance adjustments), for the Participant’s applicable Participating Subsidiary or business unit of the Participating Subsidiary, as applicable under the Short Term Bonus Plan, in the three fiscal years ending immediately prior to the fiscal year in which occurs the Separation Date; provided, however, that in the event the applicable Participating Subsidiary was not a participant in such Short Term Bonus Plan for any one or more of such three fiscal years involved in such calculation of Average Actual Payout Percentage, such fiscal year or years, as applicable, will not be included in such Average Actual Payout Percentage calculation; and provided, further, that in the event the applicable Participant transferred employment among Participating Subsidiaries during such three fiscal years involved in such calculation of the Average Actual Payout Percentage, the calculation for such Participant or Participating Subsidiary shall be based on the three-year performance of the company that is his Participating Subsidiary immediately prior to the Separation Date.
2.6“Base Salary” shall mean a Participant’s highest annual base salary rate during the twelve (12) month period immediately preceding the date the Change in Control is Consummated.
2.7“Beneficial Ownership” shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.
2.8“Benefit Index” shall mean the Aon plc Benefit Index®, or if such index is no longer available, cannot be used, or if pursuant to Section 2.9 hereof another Benefits Consultant has been chosen by the Administrator, such other comparable index utilized by the Benefits Consultant.

2.9“Benefits Consultant” shall mean Aon plc or such other nationally recognized employee benefits consulting firm as shall be designated in writing by the Administrator upon the occurrence of a Preliminary Change in Control that would result in a Subsidiary Change in Control.
2.10“Board of Directors” shall mean the board of directors of the Company.
2.11“BPP” shall have the meaning set forth in Section 3.2(h) hereof.
2.12“Business Combination” shall mean a reorganization, merger or consolidation of Southern with another corporation or an entity treated as a corporation for United States federal income tax purposes.
2.13“Change in Control” shall mean,
(a)with respect to Southern, the occurrence of any of the following:
(i)The Consummation of an acquisition by any Person of Beneficial Ownership of 20% or more of Southern’s Voting Securities; provided, however, that for purposes of this Section 2.13(a)(i), the following acquisitions of Southern’s Voting Securities shall not constitute a Change in Control:
(A)any acquisition directly from Southern;
(B)any acquisition by Southern;
(C)any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Southern or any corporation Controlled by Southern;
(D)any acquisition by a qualified pension plan or publicly held mutual fund;
(E)any acquisition by an employee of Southern or its subsidiary or affiliate, or Group composed exclusively of such employees; or
(F)any Business Combination which would not otherwise constitute a Change in Control because of the application of clauses (A), (B) and (C) of Section 2.13(a)(iii);
(ii)A change in the composition of the Southern Board whereby individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Southern Board; or
(iii)Consummation of a Business Combination or sale or other disposition of all or substantially all of the assets of Southern, unless, in each case, following such transaction, all of the following three conditions are met:
(A)all or substantially all of the individuals and entities who held Beneficial Ownership, respectively, of Southern’s Voting Securities immediately prior to such transaction hold Beneficial Ownership, directly or indirectly, of 65% or more of the combined voting power of the Voting Securities of the corporation surviving or resulting from such transaction, (including, without limitation, a corporation which as a result of such transaction holds Beneficial Ownership of all or substantially all of Southern’s Voting Securities or all or substantially all of Southern’s assets) (such surviving or resulting corporation to be referred to as “Surviving Company”), in substantially the same proportions as their Beneficial Ownership, immediately prior to such transaction, of Southern’s Voting Securities;
(B)no Person (excluding any corporation resulting from such transaction, any qualified pension plan, publicly held mutual fund, Group composed exclusively of Employees or employee benefit plan (or related trust) of Southern, any Southern Subsidiary or Surviving Company) holds Beneficial Ownership, directly or indirectly, of 20% or more of the combined voting power of the then outstanding Voting Securities of Surviving Company except to the extent that such Beneficial Ownership existed prior to the transaction; and
(C)at least a majority of the members of the board of directors of Surviving Company were members of the Incumbent Board on the date of the execution of the initial agreement, or of the action of the Southern Board, providing for such transaction; or
(iv)Approval by the stockholders of Southern of a complete liquidation or dissolution of Southern.
(b)with respect to a Participating Subsidiary, the occurrence of any of the following, to the extent that such event does not occur (x) as part of a transaction or series of transactions that constitute a Change in Control of Southern as described in Section 2.13(a), or (y) solely as a result of a capital transaction affecting Southern’s Voting Securities (in each case, a “Subsidiary Change in Control”):
(i)The Consummation of an acquisition by any Person of Beneficial Ownership of 50% or more of the combined voting power of the then outstanding Voting Securities of a Participating Subsidiary; provided, however, that for purposes of this Section 2.13(b)(i), any acquisition by an employee of Southern or its subsidiary or affiliate, or Group composed entirely of such employees, any qualified pension plan, any publicly held mutual fund or any employee benefit plan (or related trust) sponsored or maintained by Southern or any corporation Controlled by Southern shall not constitute a Change in Control;
(ii)The Consummation of a reorganization, merger or consolidation of a Participating Subsidiary with another corporation or an entity treated as a corporation for United States federal income tax purposes (an “Participating Subsidiary Business Combination”), in each case, unless following such Participating Subsidiary Business Combination, Southern Controls the corporation surviving or resulting from such Participating Subsidiary Business Combination; or
(iii)The Consummation of the sale or other disposition of all or substantially all of the assets of a Participating Subsidiary to an entity which Southern does not Control.
2.14“COBRA Coverage” shall mean any continuation coverage to which a Participant or his dependents may be entitled pursuant to Code Section 4980B.
2.15“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
2.16“Company” shall mean Southern Company Services, Inc., its successors and assigns.
2.17“Compensation Committee” shall mean the Compensation and Talent Development Committee of the Southern Board, or any successor thereto.
2.18“Consummation” shall mean the completion of the final act necessary to complete a transaction as a matter of law, including, but not limited to, any required approvals by the corporation’s shareholders and board of directors, the transfer of legal and beneficial title to securities or assets and the final approval of the transaction by any applicable domestic or foreign governments or governmental agencies.
2.19“Control” shall mean, in the case of a corporation, directly or indirectly, Beneficial Ownership of more than 50% of the combined voting power of the corporation’s Voting Securities, or in the case of any other entity, directly or indirectly, Beneficial Ownership of more than 50% of such entity’s voting equity interests.
2.20“Effective Date” shall mean the date of execution hereof.
2.21“Employee” shall mean each regular full-time or regular part-time employee of Southern or a Southern Subsidiary of Grade Levels 11 and above not covered by a collective bargaining agreement between such employee’s Participating Subsidiary (or an Employer Controlled by such Participating Subsidiary) and a union or other employee representative who is an employee of Southern or a Southern Subsidiary on the date the Change in Control is Consummated. The Administrator may deem one or more Employees of Southern or a particular Southern Subsidiary to be employed by another Employer for purposes of this Plan. Such action shall be in writing and shall cause such an Employee to be entitled to benefits under this Plan in the event of a Change in Control of his deemed Employer, not his Employer. Notwithstanding the above, no Employee shall participate in the Plan if, prior to a Change in Control, the Employee is entitled to, and elects to receive, benefits under any other change in control severance plan, agreement or arrangement.
2.22“Employee Outplacement Program” shall mean the program established by an Employer from time to time for the purpose of assisting Participants covered by the Plan in finding employment outside of the Employer which provides for the following services:
(a)self-assessment, career decision and goal setting;
(b)job market research and job sources;
(c)networking and interviewing skills;
(d)planning and implementation strategy;
(e)resume writing, job hunting methods and salary negotiation; and
(f)office support and job search resources.
2.23“Employer” shall mean the entity, from among Southern, the Participating Subsidiaries, and the entities Controlled by the Participating Subsidiaries, that employs the Employee.
2.24“Equity Based Bonus Plan” shall mean a plan or arrangement that provides for the grant to participants of stock options, restricted stock, stock appreciation rights, phantom stock, phantom stock appreciation rights or any other similar rights the terms of which provide a participant with the potential to receive the benefit of any increase in value of the underlying equity or notional amount (e.g., number of phantom shares) from the date of grant through a subsequent date.
2.25“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.26“Good Reason” shall mean, without an Employee’s express written consent, after written notice to his Employer within ninety (90) days of the initial occurrence of the condition giving rise to Good Reason as provided herein, and after a thirty (30) day opportunity for the Employee’s Employer to cure, the continuing occurrence of any of the events described in Section 2.26 (a), (b), (c), (d) or (e), subject to Section 2.26(f). This definition of “Good Reason” is intended to constitute an involuntary separation from service as contemplated by Treasury Regulation section 1.409A-1(n)(2).
(a)Inconsistent Duties. A material and detrimental diminution in the Employee’s job title, duties and status as compared to those in effect immediately prior to the Change in Control.
(b)Reduced Compensation. A reduction of more than five percent (5%) to the aggregate amount of the following, as in effect on the day immediately preceding the day the Change in Control is Consummated: (i) the Employee’s Base Salary; (ii) the Employee’s Target Bonus under his Short Term Bonus Plan; (iii) the Employee’s Target Bonus under his Long Term Bonus Plan; and (iv) the Employee’s Target Bonus under his Equity Based Bonus Plan.
(c)Relocation. A change in the Employee’s work location to a location more than fifty (50) miles from the Employee’s work location on the day immediately preceding the day the Change in Control is Consummated; provided, however, that the acceptance, if any, by an Employee of employment at a work location which is outside the fifty mile radius set forth in this Section 2.26(c) shall not be a waiver of the Employee’s right to refuse subsequent transfer by an Employer to a location which is more than fifty (50) miles from the Employee’s principal place of residence on the day immediately preceding the day the Change in Control is Consummated, and such subsequent nonconsensual transfer shall be “Good Reason” under this Agreement, subject to the notice and cure provisions set forth in this Section 2.26.
(d)Retirement and Welfare Benefits. The taking of any action or the failure to take any action by the Employer that would directly or indirectly cause a Material Reduction in the Retirement and Welfare Benefits to which an Employee is entitled, as compared to the Employee’s Retirement and Welfare Benefits to which the Employee was entitled on the day immediately preceding the day the Change in Control is Consummated.
(e)Continuation of Severance Plan. Any successor to the Employer fails or refuses to assume or replace with a materially equivalent substitute the Employer’s obligations under this Plan.
(f)Subsidiary Change in Control. In the case of an Employee claiming benefits under this Plan upon a Subsidiary Change in Control, the notice and opportunity to cure described in this Section 2.26 will be deemed satisfied if (x) the Employee provides to the Administrator a copy of his written offer of employment by the acquiring company (the “Acquiring Company”) within thirty (30) days of such offer along with a written explanation describing how the terms of such offer satisfy the requirements of Section 2.26 (a), (b), (c), (d) or (e), (y) the Administrator determines that such written offer of employment satisfies the requirements of Sections 2.26 (a), (b), (c), (d) or (e) hereof upon consultation with the Benefits Consultant, and (z) the Acquiring Company does not provide an offer of employment to the Employee that cures the elements of the employment offer that satisfy the requirements of Sections 2.26 (a), (b), (c), (d) or (e) hereof within thirty (30) days following the Administrator’s determination; provided, that for purposes of Section 2.26 (a), (b), (c) and (d), the terms of the offer shall be compared to the terms of the Employee’s employment on the day the offer of employment is received from the Acquiring Company. The Administrator shall notify the Participant of its decision in accordance with the immediately preceding sentence within thirty (30) days of the Administrator’s receipt of the Participant’s written offer of employment. An Employee’s acceptance of an offer of employment with the Acquiring Company shall operate as a waiver such Employee’s “Good Reason” rights with respect to the terms of such offer, but not with respect to subsequent changes to the terms and conditions of the Employee’s employment with the Acquiring Company.
2.27“Group” shall have the meaning set forth in Section 14(d) of the Exchange Act.
2.28“Group Health Plan” shall mean the Southern Company Services, Inc. Healthcare Plan for Retirees, or any successor plan, as such plan may be amended from time to time.
2.29“Group Life Insurance Plan” shall mean the Retiree Group Life Insurance Plan for Southern Company Services, Inc., or any successor plan, as such plan may be amended from time to time.
2.30“Incumbent Board” shall mean those individuals who constitute the Southern Board as of the Effective Date, plus any individual who shall become a director subsequent to such date whose election or nomination for election by Southern’s stockholders was approved by a vote of at least 75% of the directors then comprising the Incumbent Board. Notwithstanding the foregoing, no individual who shall become a director of the Southern Board subsequent to the Effective Date whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the regulations promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Southern Board shall be a member of the Incumbent Board.
2.31“Long Term Bonus Plan” shall mean any bonus type plan or arrangement designed to provide incentive based compensation to participants upon the achievement of objective or subjective goals that measure performance over a period of more than twelve months.
2.32“Material Reduction” shall mean a reduction of more than ten percent (10%) to the employer-provided value that the Employee is expected to derive from his Retirement and Welfare Benefits, as reasonably determined by the Administrator; provided, however, that with respect to an Employee who provides notice of Good Reason pursuant to Section 2.26(f), whether such ten percent (10%) reduction is expected to occur shall be determined by the Benefits Consultant using the most recently available Benefits Index and shall be set forth in a written opinion of the Benefits Consultant, and the following guidelines shall be followed by the Company, the Acquiring Company and the Benefits Consultant in the performance of the Benefit Index calculations:

(a)Upon a Preliminary Change in Control that if Consummated would result in a Change in Control, the Employer and the Acquiring Company shall provide to the Benefits Consultant the applicable benefit plan provisions for the plan year in which the Change in Control is anticipated to occur. Plan provisions for the immediately preceding plan year may be provided if the Benefits Consultant determines that there have been no changes to such plans that would materially affect the determination of whether there is a Material Reduction. In the event of a Subsidiary Change in Control, if the Acquiring Company’s relevant plan provisions have not previously been included in the Benefits Consultant’s Benefit Index database, the Acquiring Company shall provide to the Benefits Consultant such plan information as the Benefits Consultant shall request in writing as soon as practicable following such request. The Administrator shall take such action as is reasonably required to facilitate the transfer of such information from the Acquiring Company to the Benefits Consultant.
(b)The standard Benefit Index assumptions for the plan year from which the plan provisions are taken shall be used.
(c)The Benefit Consultant will use its standard aggregated Benefit Index employee information unless the Employer provides alternative data.
(d)The determination of whether or not the Acquiring Company’s Retirement and Welfare Benefits represent a Material Reduction to the Retirement and Welfare Benefits provided to the Employee by his Employer shall be determined on an aggregate basis. All assessments shall consider all benefits in total and no individual-by-individual, plan-by-plan determination of Material Reductions shall be made.
2.33“Month of Service” shall mean any calendar month during which a Participant has worked at least one (1) hour or was on approved leave of absence while in the employ of an Employer or any Southern Subsidiary.
2.34“Omnibus Plan” shall mean the Southern Company Omnibus Incentive Compensation Plan and The Southern Company 2021 Equity and Incentive Compensation Plan, in each case as amended from time to time, and any successor plan(s).
2.35“Participant” shall mean an Employee or Support Employee who meets the eligibility requirements of Section 3.1 of this Plan.
2.36“Participating Subsidiary” shall mean, unless otherwise determined by the Compensation Committee, (a) the Company, (b) each other wholly-owned direct Southern Subsidiary from time to time, (c) any other corporation or other entity Controlled by Southern which the Compensation Committee has authorized to be a Participating Subsidiary under the Plan and which has thereafter adopted the Plan, and (d) any successor of any entity described in Section 2.36 (a), (b) or (c) that is Controlled by Southern.
2.37“Participating Subsidiary Business Combination” shall have the meaning set forth in Section 2.13(b)(ii) hereof.
2.38“Pension Plan” shall mean The Southern Company Pension Plan or any successor thereto, as in effect on the date a Change in Control is Consummated.
2.39“Performance Pay Program” or “PPP” shall mean the Performance Pay Program under the Omnibus Plan or any replacement thereto, as in effect on the date a Change in Control is Consummated.
2.40“Performance Unit” shall have the meaning set forth in the Omnibus Plan.
2.41“Person” shall mean any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of Exchange Act.
2.42“Plan” shall mean the Southern Company Executive Change in Control Severance Plan, as amended from time to time.
2.43“Preliminary Change in Control” shall mean the occurrence of any of the following as administratively determined by the Administrator:

(a)Southern or a Participating Subsidiary has entered into a written agreement, such as, but not limited to, a letter of intent, which, if Consummated, would result in a Change in Control;
(b)Southern or a Participating Subsidiary publicly announces an intention to take or to consider taking actions which, if Consummated, would result in a Change in Control under circumstances where the Consummation of the announced action or intended action is legally and financially feasible (as reasonably determined by the Administrator); or
(c)A Person other than Southern or a Participating Subsidiary publicly announces an intention to take or to consider taking actions which, if Consummated, would result in a Change in Control under circumstances where the Consummation of the announced action or intended action is legally and financially feasible (as reasonably determined by the Administrator);
provided, however, that if a Change in Control occurs without the prior occurrence of a Preliminary Change in Control, the date of such Change in Control shall be deemed to be the date of a Preliminary Change in Control for purposes of this Plan.
2.44“Retirement and Welfare Benefits” shall mean benefits provided by the Employer or the Acquiring Company, as applicable, under the following types of plans and arrangements: pension plans, defined contribution plans (matched savings, profit sharing, money purchase, ESOP, and similar plans and arrangements), plans providing for death benefits while employed or retired (life insurance, survivor income, and similar plans and arrangements), plans providing for short-term disability benefits (including accident and sick time), plans providing for long-term disability benefits and plans providing health-care benefits (including reimbursements during active employment or retirement related to expenses for medical, vision, hearing, dental, and similar plans and arrangements).
2.45“Separation Date” shall mean the date on which a Participant’s employment with his Employer is terminated; provided, however, that solely for purposes of Section 3.2(c) hereof, the Separation Date of Participants who are deemed to be retired pursuant to the provisions of Section 3.3 hereof, shall be the effective date of their retirement pursuant to the terms of the Pension Plan.
2.46“Severance Bonus Amount” shall mean an amount in cash equal to the greater of (a) the Participant’s Target Bonus under the Participant’s Employer’s Short Term Bonus Plan for the year in which the Separation Date occurs, and (b) the product of the Participant’s Target Bonus under the Participant’s Employer’s Short Term Bonus Plan for the year in which the Separation Date occurs multiplied by the Average Actual Payout Percentage.
2.47“Short Term Bonus Plan” shall mean any bonus type plan or arrangement designed to provide incentive based compensation to participants upon the achievement of objective or subjective goals that measure performance over a period of twelve months or less.
2.48“Southern” shall mean The Southern Company, its successors and assigns.
2.49“Southern Board” shall mean the board of directors of Southern.
2.50“Southern Subsidiary” shall mean any corporation or other entity Controlled by Southern.
2.51“Stock-Based Award” shall mean any stock-based award granted under the Omnibus Plan, including but not limited to stock options, stock appreciation rights, restricted stock, restricted stock units, and performance shares.
2.52“Subsidiary Change in Control” shall have the meaning set forth in Section 2.13(b) hereof.
2.53“Support Employee” shall mean an Employee of the Company (which shall continue to be such Employee’s Participating Subsidiary for all other purposes of this Plan) whose employment with the Company:
(a)Is involuntarily terminated without Cause within two years after the Change in Control of a Participating Subsidiary (other than the Company) and either (i) spent at least 40% of his working time performing services for such Participating Subsidiary as of the day immediately preceding the day the Change in Control is Consummated and for one-hundred eighty (180) days prior thereto, or since commencement of employment by the Company, if shorter, or (ii) is determined by the Administrator to be involuntarily terminated without Cause as a result of such Change in Control; or
(b)Is voluntarily terminated by Employee for Good Reason within two years after the Change in Control of a Participating Subsidiary (other than the Company) and spent at least 40% of his working time performing services for such Participating Subsidiary as of the day immediately preceding the day the Change in Control is Consummated and for one-hundred eighty (180) days prior thereto, or since commencement of employment by the Company, if shorter. For purposes of this Section 2.53(b) only, Good Reason shall not include the provisions of Section 2.26(a), entitled “Inconsistent Duties.”
2.54“Surviving Company” shall have the meaning set forth in Section 2.13(a)(iii)(A) hereof.
2.55“Target Bonus” shall mean the amount of incentive compensation expressed as either a percent of salary or pay, an expected dollar amount, the number of awards granted or such other quantifiable measure to determine the amount to be paid or granted under the terms of the respective Short Term Bonus Plan, Long Term Bonus Plan or Equity Based Bonus Plan, as used by the Employer or respective Acquiring Company to measure the market competitiveness of its employee compensation programs.
2.56“Termination for Cause” or “Cause” shall mean the termination of an Employee’s employment with his Employer upon the occurrence of any of the following:
(a)The willful and continued failure by the Employee to substantially perform his duties with his Employer (other than any such failure resulting from the Employee’s death or Total Disability or from the Employee’s retirement or any such actual or anticipated failure resulting from termination of employment by the Employee for Good Reason) after a written demand for substantial performance is delivered to him by the Administrator, which demand specifically identifies the manner in which the Administrator believes the Employee has not substantially performed his duties; or
(b)The willful engaging by the Employee in conduct that is demonstrably and materially injurious to his Employer, monetarily or otherwise, including but not limited to any of the following:
(i)any act by the Employee involving fraud or dishonesty in the course of the Employee’s employment by his Employing Company;
(ii)the carrying out of any activity or the making of any statement by an Employee which would materially prejudice or impair the good name and standing of his Employer, Southern or any other Southern Subsidiary or would bring his Employer, Southern or any other Southern Subsidiary into contempt, ridicule or would reasonably shock or offend any community in which his Employer, Southern or such other Southern Subsidiary is located;
(iii)attendance by the Employee at work in a state of intoxication from, or otherwise being found in possession at his workplace of, any prohibited drug or substance, possession of which would amount to a criminal offense;
(iv)violation of his Employer’s policies on drug and alcohol usage, fitness for duty requirements or similar policies as may exist from time to time;
(v)assault or other act of violence by the Employee against any person during the course of employment; or
(vi)the Employee’s indictment for any felony or any misdemeanor involving moral turpitude.
No act or failure to act by an Employee shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of his Employer.

Notwithstanding the foregoing, an Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of the majority of the Administrator at a meeting called and held for such purpose (after reasonable notice to the Employee and an opportunity for him, together with counsel, to be heard before the Administrator), finding that, in the good faith opinion of the Administrator, the Employee was guilty of conduct set forth in Section 2.56 (a) or (b) hereof and specifying the particulars thereof in detail.
2.57“Total Disability” shall have the meaning given to such term (or to a substantially equivalent term) under the Pension Plan.
2.58“Voting Securities” shall mean the outstanding voting securities of a corporation entitling the holder thereof to vote generally in the election of such corporation’s directors.
2.59“Waiver and Release” shall mean a Waiver and Release in a form reasonably acceptable to and provided by the Company.
2.60“Years of Service” shall mean an Employee’s Months of Service divided by twelve (12) rounded to the nearest whole year, rounding up if the remaining number of months is seven (7) or greater and rounding down if the remaining number of months is less than seven (7). If an Employee has a break in his service with his Employer, he will receive credit under this Plan for the service prior to the break in service only if the break in service was less than five years and his service prior to the break exceeds the length of the break in service.
ARTICLE III - SEVERANCE BENEFITS
3.1Eligibility.
(a)Employees. Except as otherwise provided herein, any Employee whose employment is involuntarily terminated by his Employer at any time during the two-year period following a Change in Control of Southern or his Participating Subsidiary (or the Participating Subsidiary that Controls his Employer) for reasons other than Cause or who shall voluntarily terminate his employment with his Employer for Good Reason at any time during the two-year period following a Change in Control of Southern or his Participating Subsidiary (or the Participating Subsidiary that Controls his Employer) shall be entitled to participate in this Plan and receive the benefits described in Section 3.2 hereof, subject to the terms and conditions described in this Article III. Notwithstanding the foregoing, if an Employee (i) accepts the transfer of his employment to Southern, any Southern Subsidiary or any employer that acquires all or substantially all of the assets of Southern, or (ii) accepts the transfer of his employment to any employer (or its affiliate) that acquires all or substantially all of the assets of a Southern Subsidiary or his Participating Subsidiary (or the Participating Subsidiary that Controls his Employer) and becomes an employee of any such employer (or its affiliate) following such acquisition, such transfer of employment shall not be an involuntary termination without Cause or a voluntary termination for Good Reason for purposes of this Plan.
(b)Deemed Employees. An Employee who is deemed to be employed by a Participating Subsidiary other than his actual Employer under Section 2.21 hereof shall be entitled to participate in this Plan and receive the benefits described in Section 3.2 hereof in the same manner as other Employees of the deemed Participating Subsidiary undergoing a Change in Control under Section 3.1(a) hereof; provided, however, that such deemed Employee will be considered to be an Employee of the deemed Participating Subsidiary solely for purposes of determining whether he is entitled to benefits under this Plan as a result of a Change in Control of such deemed Participating Subsidiary. For all other purposes under this Plan, such deemed Employee’s actual Employer shall be considered.
(c)Support Employees. A Support Employee shall be entitled to participate in this Plan and receive the benefits described in Section 3.2 hereof, subject to the terms and conditions described in this Article III.
(d)Limits on Eligibility. Notwithstanding anything to the contrary herein, an Employee shall not be eligible to receive benefits under this Plan if the Employee:

(i)is not actively at work on his Separation Date, unless such Employee is capable of returning to work within twelve (12) weeks of the beginning of any leave of absence from work;
(ii)voluntarily terminates his employment with his Employer for other than Good Reason;
(iii)is terminated from his employment with the Employer due to his death or Total Disability, or has his employment terminated by his Employer for Cause;
(iv)is involuntarily separated from service with his Employer after refusing an offer of employment by Southern or a Southern Subsidiary, under circumstances where the terms of such offer would not have amounted to Good Reason for voluntary termination of employment from his Employer by comparing each item of compensation and benefits of such offer of employment as set forth in Section 2.26 (a), (b), (c) and (d) above, with such items of compensation and benefits to which he is entitled at his Employer as of the day immediately preceding the day of such offer of employment;
(v)refuses an offer of employment by an Acquiring Company in a Subsidiary Change in Control under circumstances where such offer does not provide Good Reason under the requirements of Sections 2.26 (a), (b), (c), (d) or (e) hereof;
(vi)elects to receive the benefits of any other voluntary or involuntary severance, separation or outplacement program, plan or agreement maintained by his Employer in lieu of benefits under this Plan; provided, however, that the receipt of benefits under any retention plan or agreement shall not be deemed to be the receipt of benefits under any severance, separation or outplacement program for purposes of this Plan; or
(vii)fails to execute and submit a Waiver and Release no earlier than the Separation Date and no later than the end of the applicable time period for consideration set forth in the Waiver and Release (which shall be no longer than 45 days following the Separation Date), or revokes such Waiver and Release during any applicable revocation period.
3.2Benefits. Subject to the Employer’s receipt of an effective Waiver and Release, Participants shall be entitled to receive the following benefits:
(a)Employee Outplacement Services. Each Participant shall be eligible to participate in the Employee Outplacement Program, which program shall not be less than six (6) months in duration measured from the Participant’s Separation Date.
(b)Severance Benefit. Participants shall be paid in cash an amount equal to one and one-half (1.5) times the Participant’s Annual Compensation.
(c)Welfare Benefit.
(i)Except as provided in Section 3.3 hereof, each Participant shall be eligible to participate in the Employer’s Group Health Plan for a period of six (6) months for each of the Participant’s Years of Service, not to exceed a period of five (5) years, beginning on the first day of the first month following the Participant’s Separation Date unless otherwise specifically provided under such plan, upon the Participant’s payment of both the Employer’s and the Participant’s premium under such plan. A Participant who receives this extended medical coverage shall also be entitled to elect coverage under the Group Health Plan for his dependents who are participating in the Group Health Plan on the Participant’s Separation Date (and for such other dependents as may be entitled to coverage under the provisions of the Health Insurance Portability and Accountability Act of 1996) for the duration of the Participant’s extended medical coverage under this Section 3.2(c) to the extent such dependents remain eligible for dependent coverage under the terms of the Group Health Plan.

(ii)The extended medical coverage afforded to a Participant pursuant to this Section 3.2(c) as well as the premiums to be paid by the Participant in connection with such coverage shall be determined in accordance with the terms of the Group Health Plan and shall be subject to any changes in the terms and conditions of the Group Health Plan as well as any future increases in premiums under the Group Health Plan. The premiums to be paid by the Participant in connection with this extended coverage shall be due on the first day of each month; provided, however, that if a Participant fails to pay his premium within thirty (30) days of its due date, such Participant’s extended coverage shall be terminated.
(iii)Any Group Health Plan coverage provided under this Section 3.2(c) shall be a part of and not in addition to any COBRA Coverage which a Participant or his dependent may elect. In the event that a Participant or his dependent becomes eligible to be covered, by virtue of re-employment or otherwise, by any employer-sponsored group health plan or is eligible for coverage under any government-sponsored health plan during the above period, coverage under the Employer’s Group Health Plan available to the Participant or his dependent by virtue of the provisions of this Article III shall terminate, except as may otherwise be required by law, and shall not be renewed. It shall be the duty of a Participant to inform the Employer of his eligibility to participate in any such health plan.
(iv)Except as otherwise provided in Section 3.3 hereof, regardless of whether a Participant elects the extended coverage described in Section 3.2(c) hereof, the Employer shall pay to each Participant a cash amount equal to the Employer’s and the Participant’s cost of premiums for two (2) years of coverage under the Group Health Plan and Group Life Insurance Plan, as such Plans were in effect as of the date of the Change in Control.
(d)Stock-Based Award and Performance Unit Vesting. The provisions of this Section 3.2(d) shall apply to any Participant who, as of the date of the Change in Control, was a participant in the Omnibus Plan. Any Stock-Based Awards and Performance Unit awards held by the Participant that are outstanding and unvested as of the Separation Date shall fully vest and (to the extent applicable) become exercisable; provided, however, that any such award that is subject to the achievement of performance goals shall vest at the greater of (i) the “target” level and (ii) the projected actual level of performance for the full performance period as of the Separation Date (as reasonably determined by the Compensation Committee); and provided, further, that any award of stock options or stock appreciation rights held by such Participant that is outstanding and vested as of the Separation Date shall remain exercisable until the earlier of (x) the date that is 90 days after the Separation Date and (y) the date on which such award would have expired had the Participant remained continuously employed with Southern or a Southern Subsidiary.
(e)Performance Pay Program. The provisions of this Section 3.2(e) shall apply to any Participant who, as of the date of the Change in Control, was a participant in the Performance Pay Program. Provided the Participant is not entitled to a cash-based award under the PPP, if the PPP is in place as of the Participant’s Separation Date and to the extent the Participant is entitled to participate therein, the Participant shall be entitled to receive cash in an amount equal to a pro-rated payout of his cash-based award under the PPP for the performance period in which the Separation Date shall have occurred, at the Participant’s Severance Bonus Amount and pro-rated by the number of months which have passed since the beginning of the performance period until the Separation Date.
(f)Other Short-Term Incentive Plans. The provisions of this Section 3.2(f) shall apply to any Participant who, as of the date of the Change in Control, is a participant in any “short term incentive compensation plan” other than (or in addition to) the PPP. Provided the Participant is not otherwise entitled to a plan payout under any change in control provisions of such plans, if the “short term incentive compensation plan” is in place through the Participant’s Separation Date and to the extent the Participant is entitled to participate therein, the Participant shall be entitled to receive cash in an amount equal to his award under his respective Employer’s “short term incentive compensation plan” for the annual performance period in which the Separation Date shall have occurred, at the Participant’s Severance Bonus Amount and pro-rated by the number of months which have passed since the beginning of the annual performance period until the Separation Date. For purposes of this Section 3.2(f), the term “short term incentive compensation plan” shall mean any incentive compensation plan or arrangement adopted in writing by an Employer which provides for annual, recurring compensatory bonuses to participants based upon articulated performance criteria.
(g)Pro rata Calculation. For purposes of calculating any pro rata cash-based awards under Section 3.2 (e) and (f) hereof, a month shall not be considered if the determining event occurs on or before the 14th day of the month, and a month shall be considered if the determining event occurs on or after the 15th day of the month.
(h)No Duplicate Benefits. Notwithstanding anything in this Section 3.2 to the contrary:
(i)in the event that a Participant has received or is entitled to receive a cash-based award under the PPP as determined under the provisions of the Amended and Restated Southern Company Change in Control Benefits Protection Plan, in each case as may be amended or amended and restated from time to time (the “BPP”), for the performance period which includes a Participant’s Separation Date, then the amount of any such cash-based award under this Plan shall be reduced dollar for dollar by any such amount received or to be received under the BPP; and
(ii)in the event that a Participant is entitled to vest in any Stock-Based Awards pursuant to the provisions of the BPP in circumstances where Section 3.2(d) hereof would otherwise apply, such provisions of the BPP shall control, and such Participant shall not be entitled to any vesting with respect to such Stock-Based Awards pursuant to Section 3.2(d) hereof.
3.3Coordination with Retiree Medical and Life Insurance Coverage. Notwithstanding anything to the contrary above, any Participant who is otherwise eligible to retire pursuant to the terms of the Pension Plan shall be deemed to have retired for purposes of all employee benefit plans sponsored by the Employer of which the Participant is a participant. A Participant who is deemed to have retired in accordance with the preceding sentence shall not be eligible to receive the benefits described in Section 3.2(c) hereof if, upon his Separation Date, such Participant becomes eligible to receive the retiree medical and life insurance coverage provided to certain retirees pursuant to the terms of the Pension Plan, the Group Health Plan and the Group Life Insurance Plan.
3.4Payment of Benefits.
(a)Except as otherwise provided in Section 3.4(b) hereof, the total amount payable under this Article III shall be paid to a Participant in one (1) lump sum payment within 10 days after the expiration of any applicable revocation period for the Participant’s Waiver and Release without the Participant revoking such Waiver and Release. In the case of a Separation Date occurring in November or December, payment under this Article III will be made no earlier than January 1 of the following year and no later than 62 days after the Separation Date, provided all other requirements of the Plan are met, including the receipt of an effective Waiver and Release. The foregoing time of payment requirement is intended to satisfy the requirements of the so-called “short term deferral exception” as described in Treasury Regulation section 1.409A-1(b)(4) promulgated under Code Section 409A and to ensure that a Participant cannot directly or indirectly designate the taxable year of the receipt of benefits under the Plan as described in Treasury Regulation section 1.409A-3(a). In the event payment under this Article III is delayed as a result of a bona fide legal dispute with respect to liability or amount of any benefit due under the Plan, an effective Waiver and Release shall be tendered at the time of final resolution of any such dispute on the date payment, if any, is tendered by the Employer.
(b)Notwithstanding anything to the contrary in Section 3.4(a) above, if the Administrator determines that it is necessary to delay any payment, or portion thereof, under this Article III in order to avoid any tax liability pursuant to Code Section 409A(a)(2)(B)(i), such payment, or portion thereof, shall be paid on the first day of the seventh month following the Separation Date, and such delayed payment, or portion thereof, shall bear a reasonable rate of interest as determined by the Administrator.
3.5Benefits in the Event of Death. In the event of the Participant’s death after the Participant becomes eligible for benefits under this Article III but prior to the payment of all benefits due under this Article III, the Participant’s estate shall be entitled to receive any amounts not yet paid under this Article III within 62 days after the Participant’s Separation Date.

3.6Legal Fees. In the event of a bona fide legal dispute between a Participant and his Employer with regard to any amounts due hereunder, if any material issue in such dispute is finally resolved in the Participant’s favor, his Employer shall reimburse the Participant’s legal fees incurred with respect to all issues in such dispute in an amount not to exceed thirty thousand dollars ($30,000).
3.7No Mitigation. A Participant who receives benefits under Section 3.2 of this Plan shall have no duty or obligation to seek other employment following his Separation Date and, except as otherwise provided in Section 3.1(d) hereof, the amounts due a Participant hereunder shall not be reduced or suspended if such Participant accepts such subsequent employment.
3.8Adjustment of Certain Payments and Benefits. Notwithstanding any provision of this Plan to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Code Section 280G, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Participant’s Employer, if requested by the Participant or the Employer, by Southern’s independent accountants or a nationally recognized law firm chosen by the Employer. The fact that the Participant’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3.8 shall not of itself limit or otherwise affect any other rights of the Participant under this Plan. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this Section 3.8, then the reduction will be made in accordance with Code Section 409A and will occur in the following order: (a) first, by reducing any cash payments with the last scheduled payment reduced first; (b) second, by reducing any equity-based benefits that are included at full value under Q&A-24(a) of the Treasury Regulations promulgated under Code Section 280G (the “280G Regulations”), with the highest value reduced first; (c) third, by reducing any equity-based benefits included on an acceleration value under Q&A-24(b) or 24(c) of the 280G Regulations, with the highest value reduced first; and (d) fourth, by reducing any non-cash, non-equity based benefits, with the latest scheduled benefit reduced first. Such payments or benefits shall be reduced in a manner that maximizes the Participant’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
ARTICLE IV - ADMINISTRATION
4.1Administrator.
(a)The Administrator shall be responsible for the general administration of the Plan and may appoint other persons or entities to perform or assist in the performance of any of its duties, subject to its review and approval. The Administrator shall have the right to remove any such appointee from his position without cause upon notice.
(b)The Administrator shall maintain permanent records and accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers, and other transactions concerning the Plan. Such accounts, books, and records relating thereto shall be open at all reasonable times to inspection and audit by the Company and any persons designated thereby.
(c)The Administrator shall take all steps necessary to ensure that the Plan complies with the law at all times, including the preparation and filing of all documents and forms required by any governmental agency; maintenance of adequate Participant records; recording and transmission of all notices required to be given to Participants and their beneficiaries; receipt and dissemination, if required, of all reports and information received from the Employers; securing of such fidelity bonds as may be required by law; and doing such other acts necessary for the proper administration of the Plan. The Administrator shall keep a record of all of its proceedings and acts, and shall keep all such books of accounts, records, and other data as may be necessary for proper administration of the Plan. The Administrator shall notify the Employers upon their request of any action taken by it, and when required, shall notify any other interested person or persons.
4.2Powers. The Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan as more particularly set forth herein. The Administrator shall have the discretionary authority to interpret the Plan (including any ambiguities herein) and to determine all questions arising in the administration, interpretation, and application of the Plan. The Administrator shall adopt such procedures and regulations necessary or desirable for the discharge of its duties hereunder and may appoint such accountants, counsel, actuaries, specialists, and other agents as it deems necessary or desirable in connection with the administration of this Plan. The Administrator shall be the legal appointed agent for the service of process.
4.3Compensation of the Administrator. The Administrator shall not receive any compensation from the Plan for its services.
4.4Payment of Expenses. The Administrator shall be reimbursed by the Employers for its reasonable expenses incurred in the discharge of its duties. Such expenses shall include any expenses incident to its duties, including, but not limited to, fees of accountants, counsel, actuaries, and other specialists, and other costs of administering the Plan.
4.5Indemnification. Each Employer shall indemnify the Administrator against any and all claims, losses, damages, expenses, and liability arising from its actions or omissions, except when the same is finally adjudicated to be the result of gross negligence or willful misconduct. The Employers may purchase at their own expense sufficient liability insurance for the Administrator to cover any and all claims, losses, damages, and expenses arising from any action or omission in connection with the execution of the duties as the Administrator.

ARTICLE V - CLAIMS PROCEDURES
5.1For purposes of this Article V, “Administrator” shall mean the Compensation Committee or, to the extent permitted by applicable law and stock exchange requirements, its delegate. The Administrator has the exclusive right to determine eligibility for benefits under the Plan and to deny or grant a claim, in whole or in part. All claim determinations shall be made by the Administrator in a uniform and nondiscriminatory manner in accordance with the Plan provisions. The Administrator’s decision on a claim for benefits is final and binding on all persons.
5.2Any participating Employee or his authorized representative who believes he may be eligible for benefits under this Plan may file a claim for benefits to which the claimant believes he is entitled. Claims under this Plan must be made in writing and delivered to the Administrator, in person or by mail, postage prepaid. When a claim has been properly filed, the Administrator shall, within 90 days after receipt of such claim, send to the claimant notice of the grant or denial, in whole or in part, of such claim unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial period. If such extension is necessary, the claimant will be given notice to this effect prior to the expiration of the initial 90-day period. Any notice of extension shall set forth the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the application for benefits.
5.3The Administrator will provide the claimant with written notice in which the claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the notice shall contain: (a) the specific reasons for the denial; (b) references to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (d) an explanation of the Plan’s claim review procedure, the time limits applicable under the procedures, and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (if applicable) following an adverse benefit determination on appeal.
5.4If a claim is denied, in whole or in part, the claimant shall have the right to request that the Administrator review the denial, provided that the claimant files a written request for review with the Administrator no later than 60 days after the date on which the claimant received written notification of the denial. The request for a review shall be in writing and shall be addressed to the Administrator at the Company’s principal office. The request for review shall set forth all of the grounds on which it is based, all facts in support of the request and any other matters which the claimant deems pertinent. The Administrator may require the claimant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review. The claimant may submit written comments, documents, records and other information related to the benefit claim on appeal. The claimant must be provided, upon request and free of charge, reasonable access to and copies of any and all records, documents or information on which the Administrator based its determination.
5.5The Administrator will provide the claimant with written notification of the benefit determination on review within 60 days after a request for review is received, unless special circumstances require an extension of time for processing the review, in which case the Administrator shall give the claimant written notification within the initial 60-day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed). If the Administrator denies the claim on review, in whole or in part, the notification will set forth, in a manner calculated to be understood by the claimant: (a) the specific reason or reasons for the denial; (b) specific references to the Plan provisions on which the denial is based; (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of any and all records, documents or information on which the Administrator based its determination; and (d) a description of the claimant’s right to obtain information about such procedures and a statement regarding the claimant’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (if applicable) following the denial on appeal.
ARTICLE VI - MISCELLANEOUS
6.1Funding of Benefits. Unless the Board of Directors in its discretion determines otherwise, the benefits payable to a Participant under the Plan shall not be funded in any manner and shall be paid by the Employers out of their general assets, which assets are subject to the claims of the Employers’ creditors.
6.2Withholding. There shall be deducted from the payment of any benefit due under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Employers to such governmental authority for the account of the Participant entitled to such payment.
6.3Assignment. No Participant or beneficiary shall have any rights to sell, assign, transfer, encumber, or otherwise convey the right to receive the payment of any benefit due hereunder, which payment and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to do so shall be null and void and of no effect.
6.4Code Section 409A. It is intended that this Plan and any benefits hereunder be exempt from or, to the extent applicable, comply with the provisions of Code Section 409A and the Treasury Regulations promulgated thereunder in order to avoid any additional tax under Code Section 409A(a)(1). In the event it is necessary to interpret the provisions of this Plan for purposes of its operation, such interpretation shall, to the extent possible, be consistent with such intent. For purposes of this Plan, references to an Employee’s “termination of employment” or substantially similar references shall be deemed to refer the Employee’s “separation from service” within the meaning of Code Section 409A.
6.5Amendment and Termination. The Plan may be amended or terminated at any time by the Board of Directors, provided, however, that no such amendment or termination of the Plan shall be effective if such amendment or termination is made or is effective within a period that is (a) (i) at any time after a Preliminary Change in Control or (ii) solely with respect to a Preliminary Change in Control described in Section 2.43(a) or 2.43(b), within six (6) months before such Preliminary Change in Control, and (b) prior to the earlier of (x) such time as the Board of Directors shall have determined that the event that gave rise to such Preliminary Change in Control will not be Consummated or (y) two years following the respective Change in Control unless such amendment or termination during such period has the effect of increasing benefits to Participants under the Plan, is determined by the Board of Directors to be immaterial, or applies solely to individuals who, in the case of a Subsidiary Change in Control, were not employees of the Participating Subsidiary undergoing the Subsidiary Change in Control (or a Subsidiary of such Participating Subsidiary) on the date of the respective Preliminary Change in Control, or, in the case of a Change in Control described in Section 2.13(a), are not Employees on the date of the respective Change in Control. Following a Change in Control, nothing in this Section 6.5 shall prevent the Board of Directors from amending or terminating the Plan as to any subsequent Change in Control provided that no such amendment or termination shall impair any rights or reduce any benefits previously accrued under the Plan as a result of a previous Change in Control.

6.6Interpretation. All personal pronouns used in this Plan, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

IN WITNESS WHEREOF, this Amended and Restated Southern Company Executive Change in Control Severance Plan has been executed by the Company through its duly authorized officers, this 15th day of August, 2022, to be effective as provided herein.
SOUTHERN COMPANY SERVICES, INC.

By:	/s/James M. Garvie
Name:	James M. Garvie
Title:	SVP HR, Total Rewards & HRIS